UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASPEN INSURANCE HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
((State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

141 Front Street

Hamilton HM 19

Bermuda

Telephone: (441) 295-8201

Facsimile: (441) 295-1829

(Address of principal executive offices and zip code)

2003 SHARE INCENTIVE PLAN

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

Telephone: (212) 590-9200

(Name, address and telephone number, including area code, of agent for service)

With copies to:
Michael Groll, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099 Telephone: (212) 728-8616	Joseph D. Ferraro, Esq. Willkie Farr & Gallagher LLP City Point 1 Ropemaker Street London EC2Y 9HT Telephone: 011 44 (0) 207 153 1218 Facsimile: 011 44 (0) 207 153 1115

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Aspen Insurance Holdings Limited, a Bermuda company (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on March 16, 2006 (Registration No. 333-132476) (the “2006 Registration Statement”), pursuant to which the Registrant registered 3,751,983 shares of the Registrant’s ordinary shares, par value 0.15144558 (cents) per share (the “Ordinary Shares”) for issuance pursuant to the Registrant’s 2003 Share Incentive Plan (the “2003 Plan”).

On April 24, 2013, at the 2013 Annual Meeting of shareholders of the Registrant, the Registrant’s shareholders approved the 2013 Share Incentive Plan (the “2013 Plan”), which the Registrant’s Board of Directors had previously approved, subject to such stockholder approval. The 2013 Plan provides, among other things, that a maximum of 2,845,683 Ordinary Shares are reserved for issuance under the 2013 Plan (subject to equitable adjustment in the event of a change in the Registrant’s capitalization), which includes 595,683 Ordinary Shares that are authorized to be issued under the 2003 Plan and that, as of February 25, 2013, have not been issued and are not subject to outstanding awards granted under the 2003 Plan (the “Unused 2003 Plan Shares”). Upon shareholder approval of the 2013 Plan, the 2013 Plan replaced the 2003 Plan and no additional awards will be made under the 2003 Plan, but the terms and conditions of any outstanding awards granted under the 2003 Plan will not be affected. Therefore, in accordance with the undertaking contained in the 2006 Registration Statement, the Unused 2003 Plan Shares, which were previously registered under the 2006 Registration Statement, but not issued under the 2003 Plan, are hereby deregistered. The 2006 Registration Statement will remain in effect, however, to cover the potential issuance of Ordinary Shares pursuant to outstanding awards granted under the 2003 Plan prior to February 25, 2013.

The Registrant is concurrently filing a separate Registration Statement on Form S-8 to register 2,845,683 Ordinary Shares for offer or sale pursuant to the 2013 Plan, including the Unused 2003 Plan Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the 2006 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on the 3rd day of May, 2013.

ASPEN INSURANCE HOLDINGS LIMITED

By:	/s/ Christopher O’Kane
	Name:	Christopher O’Kane
	Title:	Chief Executive Officer

POWER OF ATTORNEY

The undersigned do hereby constitute and appoint Christopher O’Kane and John Worth, and each of them, our true and lawful attorneys and agents, to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act, or any documents required pursuant to the Companies Act, and to file the same, with all exhibits thereto and other documents required in connection therewith, and to do any and all acts and things in our names and in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations, and requirements of the Securities and Exchange Commission or requirements of the Companies Act, in connection with this Registration Statement; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed as of the 3rd day of May, 2013 by the following persons in the capacities indicated.

Signature	Title

/s/ Glyn Jones Glyn Jones	Chairman and Director

/s/ Christopher O’Kane Christopher O’Kane	Chief Executive Officer and Director (Principal Executive Officer)

/s/ John Worth John Worth	Chief Financial Officer
(Principal Financial Officer) (Principal Accounting Officer)

/s/ Liaquat Ahamed Liaquat Ahamed	Director

/s/ Albert Beer Albert Beer	Director

/s/ Richard Bucknall Richard Bucknall	Director

/s/ John Cavoores John Cavoores	Director

/s/ Gary Gregg Gary Gregg	Director

/s/ Heidi Hutter Heidi Hutter	Director

/s/ Gordon Ireland Gordon Ireland	Director

/s/ Peter O’Flinn Peter O’ Flinn	Director

/s/ Ronald Pressman Ronald Pressman	Director

/s/ Kerian Bunch Kerian Bunch	Authorized Representative in the United States